TCF Financial Corporation TCF Signs Definitive Agreement to Acquire Gateway One Lending & Finance, LLC Exhibit 99.1

On October 13, 2011, TCF announced the signing of a definitive agreement to acquire Gateway One Lending & Finance, LLC, an indirect auto finance company with a national platform, headquartered in Anaheim, CA

Approximately 140 employees as of September 30, 2011

Gateway One originates and services retail automobile loans acquired from franchised and independent dealers across the country

Currently services a portfolio of $406 million as of September 30, 2011

Focused on providing loans to borrowers of prime and near-prime credit quality in the United States; originated $214 million year-to-date as of September 30, 2011

Currently operates using an originate-to-sell model

Entrance into the auto lending market provides for an opportunity to grow high quality secured assets with strong risk-adjusted returns

Strong growth potential due to large U.S. auto lending marketplace (2nd largest consumer finance market in the U.S.)

TCF provides the Gateway One platform with stable, low cost funding through an established branch network that will drive disciplined growth and consistent profitability

TCF expects the transaction to close before the end of 2011, subject to customary closing conditions

TCF Signs Definitive Agreement to Acquire Gateway One

Continued evolution of TCF through growth and diversification of nationally-oriented specialty finance lending programs funded by strong deposit base and overall low cost of funds Incremental source of balance sheet growth and fee income while transitioning from an originate-to-sell model to an originate-to-hold model Attractive risk-adjusted yields on a geographically diverse portfolio Acquisition of Gateway One’s seasoned management team, which has significant experience and a successful track record in national retail auto lending Unique auto lending platform which has significant barriers to de novo entry TCF track record of successful acquisition, integration and operation of specialty finance programs with national platforms Consistent with TCF’s secured lending philosophy Strategic and Financial Rationale

Cautionary Statement This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical or current facts, including statements about beliefs and expectations, such as the timing of the closing of the transaction, the cost and availability of our funding, the diversification of our specialty finance business, the potential growth opportunities of the acquired business, the yields on loans made in the future, the success of the transaction and the profitability of the business acquired. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to (1) delays in closing the transaction; (2) slower than anticipated growth of the business acquired; (3) difficulties in integrating the acquired business or its systems or retaining key employees; (4) lower than anticipated yields on loans originated; (5) greater than anticipated competition in the acquired business, (6) higher than expected delinquencies and charge-offs among loans originated; and (7) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and updated in our subsequent reports filed with the Securities and Exchange Commission (“SEC”). These reports are available at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.